Exhibit 99.1

Myomo Reports Preliminary Second Quarter 2024 Revenues and Operating Metrics

Expects record quarterly revenues of $7.2 million to $7.4 million, an increase of 92% to 97% sequentially

Generates record pipeline additions, and authorizations and orders

BOSTON (July 8, 2024) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, reports preliminary revenues and operating metrics for the three months ended June 30, 2024.

Revenues for the second quarter of 2024 are expected to be $7.2 million to $7.4 million, the highest quarterly revenues in the Company’s history. This is up 92% to 97% over the first quarter of 2024, and compares with the Company’s previous expectation for second quarter revenues to be at least $5.0 million. Revenue units are expected to be between 155 and 160 in the second quarter of 2024, an increase of 70% to 76% compared with 91 revenue units in the first quarter of 2024. Payments during the second quarter from the Centers for Medicare & Medicaid Services (“CMS”) and certain Medicare Advantage plans reflected the fees published by CMS on April 1, 2024.

Pipeline additions, and authorizations and orders during the second quarter are expected to be approximately 550 and 210, respectively, each a record high.

“Payments from CMS were much faster than we had anticipated at the beginning of the quarter,” said Paul R. Gudonis, Myomo’s chairman and chief executive officer. “In addition, we expect to substantially meet our hiring objective for the first half of the year, as we exited the second quarter with nearly 150 employees. The added capacity in our clinical, reimbursement and manufacturing operations enabled us to evaluate a record number of patients and add them to our pipeline, generate a record number of authorizations and orders, and manufacture and deliver a record number of MyoPros.”

“With an established claims payment history from Medicare Part B beneficiaries, as of July 1, 2024, we began recording revenue for these patients upon product delivery,” added David Henry, Myomo’s chief financial officer.

Myomo expects to report full financial results and operating metrics for the three and six months ended June 30, 2024, as well as its expectations for third quarter and full year 2024 financial results, during the second week of August 2024.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury or other neuromuscular disease or injury. It is currently the only marketed device in the U.S. that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for second quarter 2024 revenue and revenue units, expectations for pipeline additions and authorizations and orders, expectations for headcount and its expectation to begin recording revenue for Medicare Part B patients at delivery effective July 1, 2024, which are subject to the safe harbor provisions of the Private Securities Litigation

Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•
our ability to obtain sufficient reimbursement from third-party payers for our products;
•
our ability to navigate factors both within and outside our control to grow revenues sufficiently to achieve operating cash flow breakeven on a quarterly basis;
•
our revenue concentration with a particular insurance payer as a result of focusing our efforts on patients with insurers who have previously reimbursed for the MyoPro;
•
our ability to continue normal operations and patient interactions without supply chain disruption in order to deliver and fit our custom-fabricated devices;
•
our marketing and commercialization efforts;
•
our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;
•
our ability to obtain and maintain our strategic collaborations and to realize the intended results of such collaborations;
•
our ability to effectively execute our business plan and scale up our operations;
•
our expectations as to our product development programs, including improving our existing products and developing new products;
•
our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our products;
•
our expectations as to our clinical research program and clinical results;
•
our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;
•
our ability to gain and maintain regulatory approvals;
•
our ability to compete and succeed in a highly competitive and evolving industry; and
•
general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

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